Exhibit 99.1

Analysis of Activity in the Collection Account during the Quarter

Aircraft Finance makes payments on the Notes monthly on the 15th of each month, or the next business day if the 15th is not a business day (the "Payment Date"). The amount of cash available for payment is determined on the Calculation Date, which is defined as being four business days prior to the Payment Date. For the purposes of this report, the "Three Month Period" comprises information from the three Monthly Reports to Noteholders through September 15, 2000 and the "Cumulative to Date", comprises information from all of the Monthly Reports to Noteholders since the Closing Date, May 5, 1999, through September 15, 2000.

The April 21, 1999 Offering Memorandum (the "Offering Memorandum") contains assumptions in respect of Aircraft Finance's future cash flows and expenses (the "Assumed Case"). The following reports contain an analysis of the actual cash flows versus the Assumed Case for the Three Month Period and Cumulative to Date.

                             Aircraft Finance Trust
                        Asset Backed Notes, Series 1999-1
                      Actual Cash Flows versus Assumed Case
            Three Month Period - June 16, 2000 to September 15, 2000


                                   Three months ended September 15, 2000             As % of Assumed Lease Rentals
                                   Actual         Assumed        Variance          Actual        Assumed      Variance
                                   ------         -------        --------          ------        -------      --------
CASH COLLECTIONS
Lease rentals                       34,072,617     34,072,617               0         100.00%       100.00%        0.00%
- Renegotiated leases                  248,865              0         248,865           0.73%         0.00%        0.73%
- Rental resets                      (694,854)              0       (694,854)          -2.04%         0.00%       -2.04%
                               -----------------------------------------------  -----------------------------------------
Contracted lease rentals            33,626,628     34,072,617       (445,989)          98.69%       100.00%       -1.31%

Movement in current arrears
balance                              1,232,426              0       1,232,426           3.62%         0.00%        3.62%
Less net stress related costs
- Bad debts                          (933,585)      (341,659)       (591,926)          -2.74%        -1.00%       -1.74%
- AOG                              (1,143,708)    (1,024,978)       (118,730)          -3.36%        -3.01%       -0.35%
- Other leasing income                  40,997              0          40,997           0.12%         0.00%        0.12%
                               -----------------------------------------------  -----------------------------------------
Sub-total                            (803,870)    (1,366,637)         562,767          -2.36%        -4.01%        1.65%

Net lease revenues                  32,822,758     32,705,980         116,778          96.33%        95.99%        0.34%
                               -----------------------------------------------  -----------------------------------------

Interest earned                      1,470,618        748,463         722,155           4.32%         2.20%        2.12%

Maintenance receipts                 5,276,751                      5,276,751          15.49%                     15.49%
Maintenance disbursements          (5,000,269)                    (5,000,269)         -14.68%                    -14.68%
                               -----------------------------------------------  -----------------------------------------
Net maintenance                        276,482              0         276,482           0.81%         0.00%        0.81%

                               -----------------------------------------------  -----------------------------------------
           Total cash
             collections            34,569,858     33,454,443       1,115,415         101.46%        98.19%        3.27%
                               -----------------------------------------------  -----------------------------------------

CASH EXPENSES
Aircraft operating expenses          (596,453)    (1,366,638)         770,185          -1.75%        -4.01%        2.26%

SG&A expenses
Aircraft servicer fees             (1,103,334)    (1,116,120)          12,786          -3.24%        -3.28%        0.04%
Other                                (207,191)      (525,000)         317,809          -0.61%        -1.54%        0.93%
                               -----------------------------------------------  -----------------------------------------
Sub-total                          (1,310,525)    (1,641,120)         330,595          -3.85%        -4.82%        0.97%

                               -----------------------------------------------  -----------------------------------------
          Total cash expenses      (1,906,978)    (3,007,758)       1,100,780          -5.60%        -8.83%        3.23%
                               -----------------------------------------------  -----------------------------------------

NET CASH COLLECTIONS
Total cash collections              34,569,858     33,454,443       1,115,415         101.46%        98.19%        3.27%
Total cash expenses                (1,906,978)    (3,007,758)       1,100,780          -5.60%        -8.83%        3.23%
Movement in expense account          (183,138)              0       (183,138)          -0.54%         0.00%       -0.54%
Interest payments                 (21,961,327)   (17,769,808)     (4,191,519)         -64.45%       -52.15%      -12.30%
Swap receipts (payments)             2,234,465    (1,208,775)       3,443,240           6.56%        -3.55%       10.11%

                               -----------------------------------------------  -----------------------------------------
          Total                     12,752,880     11,468,102       1,284,778          37.43%        33.66%        3.77%
                               -----------------------------------------------  -----------------------------------------

Principal payments
A1                                           0              0               0           0.00%         0.00%        0.00%
A2                                (10,761,820)    (9,472,949)     (1,288,871)         -31.58%       -27.80%       -3.78%
B                                  (1,991,060)    (1,995,153)           4,093          -5.84%        -5.86%        0.01%
C                                            0              0               0           0.00%         0.00%        0.00%
D                                            0              0               0           0.00%         0.00%        0.00%
                               -----------------------------------------------  -----------------------------------------
          Total                   (12,752,880)   (11,468,102)     (1,284,778)         -37.43%       -33.66%       -3.77%
                               -----------------------------------------------  -----------------------------------------

                             Aircraft Finance Trust
                        Asset Backed Notes, Series 1999-1
                      Actual Cash Flows versus Assumed Case
             Cumulative to Date - May 5, 1999 to September 15, 2000


                                             Cumulative to Date                        As % of Assumed Lease Rentals
                                   Actual         Assumed         Variance           Actual        Assumed      Variance
                                   ------         -------         --------           ------        -------      --------
CASH COLLECTIONS
Lease rentals                     183,326,108     183,326,108                0          100.00%       100.00%        0.00%
- Renegotiated leases               (380,795)               0        (380,795)           -0.21%         0.00%       -0.21%
- Rental resets                     (787,304)               0        (787,304)           -0.43%         0.00%       -0.43%
- Excess rents at closing           5,924,523               0        5,924,523            3.23%         0.00%        3.23%
                               ------------------------------------------------   -----------------------------------------
Contracted lease rentals          188,082,532     183,326,108        4,756,424          102.59%       100.00%        2.59%

Movement in current arrears
balance                             (882,610)               0        (882,610)           -0.48%         0.00%       -0.48%
Less net stress related costs
- Bad debts                       (2,173,418)     (1,838,282)        (335,136)           -1.19%        -1.00%       -0.18%
- AOG                             (1,561,094)     (5,514,847)        3,953,753           -0.85%        -3.01%        2.16%
- Other leasing income                284,561               0          284,561            0.16%         0.00%        0.16%
                               ------------------------------------------------   -----------------------------------------
Sub-total                         (4,332,561)     (7,353,129)        3,020,568           -2.36%        -4.01%        1.65%

Net lease revenues                183,749,971     175,972,979        7,776,992          100.23%        95.99%        4.24%
                               ------------------------------------------------   -----------------------------------------

Investment income                   6,212,354       4,055,544        2,156,810            3.39%         2.21%        1.18%

Maintenance receipts               25,278,169                       25,278,169           13.79%                     13.79%
Maintenance disbursements        (13,452,646)                     (13,452,646)           -7.34%                     -7.34%
                               ------------------------------------------------   -----------------------------------------
Net maintenance                    11,825,523               0       11,825,523            6.45%         0.00%        6.45%

                               ------------------------------------------------   -----------------------------------------
          Total cash
            collections           201,787,848     180,028,523       21,759,325          110.07%        98.20%       11.87%
                               ------------------------------------------------   -----------------------------------------

CASH EXPENSES
Aircraft operating expenses       (2,436,329)     (7,353,129)        4,916,800           -1.33%        -4.01%        2.68%

SG&A expenses
Aircraft servicer fees            (6,068,823)     (5,984,025)         (84,798)           -3.31%        -3.26%       -0.05%
Other                             (2,002,901)     (2,800,000)          797,099           -1.09%        -1.53%        0.43%
                               ------------------------------------------------   -----------------------------------------
Sub-total                         (8,071,724)     (8,784,025)          712,301           -4.40%        -4.79%        0.39%

                               ------------------------------------------------   -----------------------------------------
          Total cash expenses    (10,508,053)    (16,137,154)        5,629,101           -5.73%        -8.80%        3.07%
                               ------------------------------------------------   -----------------------------------------

NET CASH COLLECTIONS
Total cash collections            201,787,848     180,028,523       21,759,325          110.07%        98.20%       11.87%
Total cash expenses              (10,508,053)    (16,137,154)        5,629,101           -5.73%        -8.80%        3.07%
Movement in expense account      (18,021,424)               0     (18,021,424)           -9.83%         0.00%       -9.83%
Interest payments               (110,098,153)    (98,265,765)     (11,832,388)          -60.06%       -53.60%       -6.45%
Swap receipts (payments)            2,607,334     (6,951,567)        9,558,901            1.42%        -3.79%        5.21%

                               ------------------------------------------------   -----------------------------------------
          Total                    65,767,552      58,674,037        7,093,515           35.87%        32.01%        3.87%
                               ------------------------------------------------   -----------------------------------------

Principal payments
A1                                          0               0                0            0.00%         0.00%        0.00%
A2                               (62,070,364)    (55,036,977)      (7,033,387)          -33.86%       -30.02%       -3.84%
B                                 (3,697,188)     (3,637,060)         (60,128)           -2.02%        -1.98%       -0.03%
C                                           0               0                0            0.00%         0.00%        0.00%
D                                           0               0                0            0.00%         0.00%        0.00%
                               ------------------------------------------------   -----------------------------------------
          Total                  (65,767,552)    (58,674,037)      (7,093,515)          -35.87%       -32.01%       -3.87%
                               ------------------------------------------------   -----------------------------------------

Notes:

The line item descriptions below should be read in conjunction with the Actual Cash Flows versus Assumed Case reports provided above.

Lease rentals. Lease rentals refers to gross revenue based on the assumptions in the offering memorandum dated April 21, 1999.

Renegotiated leases. Renegotiated leases refer to the loss in rental revenue caused by a lessee negotiating a reduction in the lease rental. This can be a permanent reduction over the remaining lease term in exchange for other contractual concessions or a result of seasonal adjustments in the monthly rental amount.

Rental resets. Rental resets are a measure of the gain or loss in rental revenue when new lease rates are different from those assumed in the Assumed Case, including lease rate adjustments for changes in interest rates on floating rate leases, lease extensions or renewals with current lessees at the end of the lease term.

Excess rents at closing. Excess rents at Closing refer to the excess of the actual rental revenue over the anticipated rental revenue under the Assumed Case. Aircraft Finance received rents from April 29, 1999 forward and pro-rated rental payment from the seller, for rents earned by Aircraft Finance, but received by the seller(s) prior to the close of Aircraft Finance.

Contracted lease rentals. Contracted lease rentals represent the current contracted lease rental rollout which equates to the Assumed Case lease rentals less adjustments for renegotiated leases, rental resets and excess rent at closing.

Movement in current arrears balance. Movement in current arrears balance is the total contracted lease rentals outstanding from current lessees at a given date and excludes any amounts classified as bad debts.

Net stress-related costs. Net stress-related costs is a combination of all the factors which can cause actual lease rentals received to differ from the contracted lease rentals. The Assumed Case estimated net stress-related costs based on a percentage of the sum of the Assumed Case lease rentals and the interest on the lease rentals.

Bad debts. Bad debts are total contracted lease rentals in arrears, net of security deposits drawn down, owed by lessees who have defaulted and which are deemed irrecoverable. Rental arrears from non-accrual lessees are reclassified to Bad Debts when the aircraft is redelivered from the lessee.

Aircraft on ground ("AOG"). AOG is defined as the Assumed Case lease rental lost when an aircraft is off-lease and non-revenue earning.

Other leasing income. Other leasing income consists of miscellaneous income received in connection with a lease other than contracted rentals, maintenance receipts and security deposits, such as early termination payments or default interest.

Net lease rentals. Net lease rentals is contracted lease rentals less any movement in current arrears balance and net stress-related costs.

Interest earned. Interest earned mainly relates to interest received on cash balances held in the collection, expense and certain lessee funded accounts. Cash held in the collection account consists of the cash liquidity reserve amount of $52 million, in addition to the intra-month cash balances for all the rentals and maintenance payments collected prior to the monthly payment date. The expense account contains cash set aside to pay for expenses which are expected to be payable over the next five months. Lessee funded accounts consist of cash security deposits. In most instances, interest earned from the lessee funded accounts, accrues in favor of Aircraft Finance.

Net maintenance. Net maintenance refers to maintenance reserve revenue received less any maintenance reimbursements paid. The Assumed Case assumes that, over time, maintenance revenue will equal maintenance expenditures. However, it is unlikely that in any particular note payment period, maintenance revenue will exactly equal maintenance expenses.

Aircraft   operating   expenses.   Aircraft   operating  expenses  includes  all
operational costs related to the leasing of an aircraft including costs of re-leasing, repossession and other overhead costs.

Aircraft servicer fees. Aircraft servicer fees are amounts paid to the aircraft servicer, GE Capital Aviation Services Ltd., in accordance with the terms of the servicing agreement.

Other. Other relates to fees and expenses paid to and for other service providers including the administrative agent, financial advisor, legal advisors, auditors, rating agencies, the trustees, and other selling, general and administrative expenses.

Movement in expense account. Movement in expense account relates to increases or decreases in the accrued expense amounts transferred in or out of the expense account.

Interest payments. Interest payments represent the amount of interest paid on Aircraft Finance's outstanding classes of Notes issued on May 5, 1999.

Swap receipts (payments). According to the terms of the interest rate swap agreements, Aircraft Finance pays a fixed rate of interest on the notional amount of the swaps to the counterparty and in turn the counterparty pays Aircraft Finance a rate of interest on the notional amount based on the 30 day LIBOR rate, which will results in monthly net swap payments paid or received.